Seal	ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 88701-5706

	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090324938-90 Filing Date and Time 04/06/2009 3:00 PM
CERTIFICATE OF AMENDMENT (PURSUANT TO NRS 78.385 AND 78.390)		Entity Number E0315782007-3

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation
Gulf Onshore, Inc.

2.	The articles have been amended as follows: (provide-article numbers, if available)
The name of the Corporation shall be Cannabis Science, Inc.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as my be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:__________________

4.	Effective date of filing: (optional) _________________________ (must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

X  /s/ Richard Cowan (Secretary)
Signature of Officer

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then this amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the olders of shares representing  majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
Revised 7-1-08
This form must be accompanied by appropriate fees.